FIFTH AMENDED AND RESTATED MASTER AIRCRAFT TIME SHARING AGREEMENT

Exhibit 10.27
FIFTH AMENDED AND RESTATED
MASTER AIRCRAFT TIMESHARING AGREEMENT
This Master Aircraft Time Sharing Agreement ("Agreement") is dated as of ____________, 2010 and is between ___________________________ (the "Company"), and each of the individuals whose name appears on Schedule 1 hereto, as the same may be amended from time to time (each, a "Time Share Lessee").
Recitals: This Agreement is made under the following circumstances.

A.	The Company controls and operates in the legal capacity of lessee each of the Aircraft (as defined and described below).

B.	The Company employs (or contracts for the services of) a fully qualified flight crew to operate each Aircraft.

C.	Each Time Share Lessee is either a director, officer or high ranking executive employee of the Company or of a corporation that controls or is under common control with the Company.

D.
The Company has determined that, incident to the employment or directorship relationship between the Time Share Lessees and the Company or the Company's affiliates, it is to the benefit of the Company to permit the use of the Aircraft by the Time Share Lessees for personal flight needs, to the extent consistent with the scheduling needs of the Company, for many of the same reasons that support use of the Aircraft by the Time Share Lessees for travel on Company-related business, including but not necessarily limited to: enhancing security and privacy; maintaining communication between the Company and its directors, officers and high ranking executives; permitting the Time Share Lessees in their capacity as directors, officers or high ranking executives to work on Company-related business while traveling by providing a convenient, private and confidential setting for the review of sensitive documents or the conduct of confidential discussions by telephone or in person; and reducing travel-related stress, delay and fatigue that might otherwise reduce efficiency or delay the return to work; and the Company is therefore willing to sublease the Aircraft, with flight crew, on a non-exclusive basis, to the Time Share Lessees on a time sharing basis as defined in Section 91.501(c)(1) of the FAR.

E.	Each of the Time Share Lessees desires from time to time to sublease the Aircraft, with a flight crew, on a non-exclusive basis, from the Company on a time sharing basis.

F.	During the Term of this Agreement, the Aircraft will be subject to use by the Company and/or other one or more subleases to third-parties.

G.
The Company and various of the Time Share Lessees entered into an Aircraft Time Share Agreement dated as of December 8, 2004 (the "Original Agreement"), which was subsequently amended by Amendment No. 2, also dated as of December 8, 2004, to adjust the amount of the flight charges under Section 4.1, and which was amended by Amendments No. 1 and No. 3, dated as of January 13, 2005 and February 3, 2005, respectively, adding certain other Time Share Lessees; by the Amended and Restated Aircraft Time Sharing Agreement dated April 8, 2005, which in turn was supplemented by Supplement No. 1 to Amended and Restated Aircraft Time Sharing Agreement, dated as of May 17, 2005; by the Second Amended and Restated Master Aircraft Time Sharing Agreement, dated as of January 25, 2006; by the Third Amended and Restated Master Aircraft Time Sharing Agreement, dated as of October 3, 2006; and by the Fourth Amended and Restated Master Aircraft Time Sharing Agreement, dated as of May 21, 2008.

H.
Since May 21, 2008, (a) each of the prior Time Share Lessees, except those listed on Schedule 1 attached hereto, has ceased to be a Time Share Lessee, and (b) the Company has ceased to be the operator of certain of the Aircraft described in the Fourth Amended and Restated Master Aircraft Time Sharing Agreement.

I.	For convenience, the Company and the Time Share Lessees desire to restate the Agreement, as amended, in its entirety.

J.
By virtue of executing the Original Agreement, one or more of the amendments to the Original Agreement, or the Application To Be Bound, as the case may be, each of the Time Share Lessees and former Time Share Lessees has authorized the Company to execute and deliver this Agreement, and any necessary future amendments, on their behalf, as more fully provided below.

FIFTH AMENDED AND RESTATED MASTER AIRCRAFT TIME SHARING AGREEMENT

NOW, THEREFORE, the Company and each Time Share Lessee hereby agree as follows. Section 1. Definitions.
1.1.     Specific Terms. As used in used in this Agreement, the following defined terms have the following meanings.
"Agreement" is defined in the preamble.
"Aircraft" means each of the Airframes, the Engines, and the Aircraft Documents. Such Engines shall be deemed part of the "Aircraft" whether or not from time to time attached to the Airframe or removed from the Aircraft.
"Aircraft Documents" means, as to any Aircraft, all flight records, maintenance records, historical records, modification records, overhaul records, manuals, logbooks, authorizations, drawings and data relating to the Airframe, any Engine, or any Part, that are required by Applicable Law to be created or maintained with respect to the maintenance and/or operation of the Aircraft.
"Airframe" means each of the Airframes listed in Schedule 2 attached hereto and made a part hereof, as the same may be amended from time to time as set forth below, together with any and all Parts (including, but not limited to, landing gear and auxiliary power units but excluding Engines or engines) so long as such Parts shall be either incorporated or installed in or attached to the Airframe.
"Applicable Law" means, without limitation, all applicable laws, treaties, international agreements, decisions and orders of any court, arbitration or governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority, including, without limitation, the FAR and 49 U.S.C. § 41101, et seq ., as amended.
"Business Day" means Monday through Friday, exclusive of legal holidays under the laws of the United States, or the State of Ohio.
"Company" is defined in the preamble.
"Effective Date" means: (a) December 8, 2004, as to any person who was a Time Share Lessee under the Original Agreement; (b) as to any other person who was a Time Share Lessee before the date of this Agreement, the date of the prior amendment to the Original Agreement, or the supplement thereto, whereby that person became a Time Share Lessee; and (c) as to any other Time Share Lessee, the date of this Agreement.
"Engines" means, as to each Airframe, the engines identified in Schedule 2 (or any replacement or loaner engines), as the same may be amended from time to time as set forth below, together with any and all Parts so long as the same shall be either incorporated or installed in or attached to such Engine.
"FAA" means the Federal Aviation Administration or any successor agency.
"FAR" means collectively the Aeronautics Regulations of the Federal Aviation Administration and the Department of Transportation, as codified at Title 14, Parts 1 to 399 of the United States Code of Federal Regulations.
"Flight Charges" means the amount calculated under Section 4.1 below.
"Flight Hour" means each flight hour, calculated in tenths of an hour, of use of the Aircraft by a Time Share Lessee, as recorded on the Aircraft hour meter.
"Headlease" means, as to any Aircraft, the Aircraft Lease Agreement between the Owner and the Company, as the same may be amended from time to time, the terms and conditions of which are incorporated into this Agreement by reference.
"Operating Base" means Port Columbus Airport, Columbus, Ohio.
"Operational Control" has the same meaning given the term in Section 1.1 of the FAR. "Original Agreement" is defined in the recitals.
"Owner" means, as to each Aircraft, the registered owner of the Aircraft as shown by the records of the FAA.
"Parts" means, as to any Aircraft, all appliances, components, parts, instruments, appurtenances, accessories, furnishings or other equipment of whatever nature (other than complete Engines or engines) which may from time to time be incorporated or installed in or attached to the Airframe or any Engine and includes replacement parts.
"Pilot in Command" has the same meaning given the term in Section 1.1 of the FAR. "SIFL Rate" means the Standard Industry Fare Level rate as calculated in accordance with the regulations of the Internal Revenue Service from time to time in effect.
"Taxes" means all sales taxes, use taxes, retailer taxes, duties, fees, excise taxes (including, without limitation, federal transportation excise taxes), or other taxes of any kind which may be assessed or levied by any Taxing Jurisdiction as a result of the sublease of the Aircraft to a Time Share Lessee, or the use of the Aircraft by a Time Share Lessee, or the provision of a taxable transportation service to a Time Share Lessee using the Aircraft.

FIFTH AMENDED AND RESTATED MASTER AIRCRAFT TIME SHARING AGREEMENT

"Taxing Jurisdictions" means any federal, state, county, local, airport, district, foreign, or other governmental authority that imposes Taxes.
"Term" means the term of this Agreement set forth in Section 3.
"Time Share Lessee" is defined in the preamble. Upon execution of any supplements to Schedule 1, each person named in and signing the supplement will become an additional Time Sharing Lessee, effective as of the date shown therein as to that person.

1.2.
Other Terms. Unless otherwise specified, the following terms, whether or not capitalized, will have the following meanings as used in this Agreement. "Hereof", "herein", "hereunder" and similar terms refer to this Agreement as a whole, and are not limited to the section or subdivision of this Agreement in which the term appears. "Includes, "including" and similar terms mean without limitation. "Person" includes any natural person, corporation, general or limited partnership, limited liability company, other incorporated or unincorporated association, trust, governmental body or other entity.

Section 2. Agreement to Sublease.

2.1.
Agreement to Sublease. The Company agrees to sublease the Aircraft to Time Share Lessees on an "as needed and as available" basis, and to provide a fully qualified flight crew for all flights of each Time Share Lessee, in accordance with the terms and conditions of this Agreement.

2.2.
Independent Agreements. The Time Share Lessees are listed in a single document for the sole purpose of convenience of the Company. This Agreement constitutes a separate Time Sharing Agreement as between the Company and each Time Share Lessee. Without limiting the preceding sentence:

2.2.1. The Company may from time to time agree to add additional persons as a Time Share Lessee, without notice to the existing Time Share Lessees. Each such agreement will be evidenced by a supplement to Schedule 1, signed by the Company and the new Time Share Lessee(s), setting forth the new Time Share Lessee's notice address, the date as to which this Agreement becomes effective as to the new Time Share Lessee, and his or her commitment to be bound by this Agreement.
2.2.2. The rights and obligations of each Time Share Lessee are independent of one another. Under no circumstances will any Time Share Lessee be deemed liable for any monetary or non-monetary obligations of any other Time Share Lessee hereunder, whether jointly, severally, or by way of suretyship or guaranty.
2.2.3. Termination of this Agreement as to any one or more of the Time Share Lessees does not terminate the Agreement as to any other Time Share Lessee.

2.3.	Intent and Interpretation. The parties hereto intend that this Agreement constitute, and this Agreement shall be interpreted as, a Time Sharing Agreement as defined in Section 91.501(c)(1) of the FAR.

2.4.
Non-Exclusivity. Each Time Share Lessee acknowledges that the Aircraft is subleased to Time Share Lessees hereunder on a non-exclusive basis, and that the Aircraft will also be subject use by the Company and the Company's parent, subsidiaries, and affiliates, and may also be subject to non-exclusive sublease to others during the Term.

Section 3. Term. As to each Time Share Lessee, the Term begins on the Effective Date, and ends on the December 31 next following; provided, however, that as to any person added as a Time Share Lessee after the Effective Date pursuant to Section 2.2.1 above, the Term will begin on the date specified in the supplement to Schedule 1 adding the person as a Time Share Lessee. At the end of the initial Term or any subsequent Term, this Agreement will automatically be renewed for an additional one year Term. The foregoing notwithstanding:

A)
This Agreement ends automatically as to any Time Share Lessee when that Time Share Lessee is neither an officer, director or employee of the Company nor of any parent corporation, subsidiary or affiliate of the Company.

B)
Each Time Share Lessee may terminate this Agreement with or without cause on 30 days written notice to the Company, and the Company may terminate this Agreement as to any one or more Time Share Lessees with or without cause on 30 days written notice to the Time Share Lessee or Lessees in question, without need in either case to notify any Time Share Lessee as to whom the Agreement is not being terminated.

C)	The term of this Agreement has terminated as to all prior Time Share Lessees, other than the persons listed as Time Share Lessees in Schedule 1.

D)	The Lease is terminated as to the Aircraft described in Schedule 3 attached hereto and made a part hereof.

FIFTH AMENDED AND RESTATED MASTER AIRCRAFT TIME SHARING AGREEMENT

Section 4. Payments.

4.1.
Flight Charges. Each Time Share Lessee shall pay the Company for each flight conducted for that Time Share Lessee under this Agreement an amount equal to that Time Share Lessee's pro rata share of the lesser of the amount calculated under Section 4.1.1 and the amount calculated under Section 4.1.2.

4.1.1. An amount equal to the greater of (a) the SIFL Rate then in effect, or (b) the product of the number of Flight Hours of the duration of the flight, rounded to the nearest 1/10th of a Flight Hour, multiplied by the Total Direct Costs Per Flight Hour for the make and model of Aircraft as published by Conklin & de Decker Aviation Information , as updated from time to time; and
4.1.2. An amount equal to the maximum amount of expense reimbursement permitted in accordance with Section 91.501(d) of the FAR, which expenses include and are limited to:
a)fuel, oil, lubricants, and other additives;
b)travel expenses of the crew, including food, lodging and ground transportation;
c)hangar and tie down costs away from the Aircraft's base of operation;
d)insurance obtained for the specific flight;
e)landing fees, airport taxes and similar assessments;
f)customs, foreign permit, and similar fees directly related to the flight;
g)in-flight food and beverages;
h)passenger ground transportation;
i)flight planning and weather contract services; and
j)an additional charge equal to 100% of the expenses listed in Section 4.1.2(a).

4.2.
Pro Rata Share. If two or more Time Share Lessees (which may include persons who are lessees under other time sharing agreements with the Company) lease the Aircraft for the same flight segment, each of them shall pay (a) all Flight Charges attributed to him or her for that Flight Segment to the extent calculated by the SIFL Rate, and (b) his or her pro rata share of the Flight Charges for that Flight Segment that are not calculated by the SIFL Rate.

Section 5. Invoices and Payment. The Company shall initially pay all expenses related to the operation of the Aircraft when and as such expenses are incurred. Within 30 days after the last day of any calendar quarter during which any flight for the account of a Time Share Lessee has been conducted, the Company shall provide an invoice to that Time Share Lessee for an amount determined in accordance with Section 4 above. If the rates in effect have not yet been made available to the Company as of the last day of the calendar quarter, the Company at its option may instead apply the latest rates then available, and the rate so applied shall be final, or may instead defer the invoice until not later than 30 days after the rates become available to the Company. In either case, Time Share Lessee shall remit the full amount of any such invoice, together with any applicable Taxes under Section 6, to the Company within 30 days of the invoice date.
Section 6. Taxes. None of the payments to be made by any Time Share Lessee under Sections 4 and 5 of this Agreement includes, and each Time Share Lessee shall be responsible for, and shall indemnify the Company and Owner against, any Taxes that may be assessed or levied by any Taxing Jurisdiction as a result of the sublease of the Aircraft to that Time Share Lessee, or the use of the Aircraft by that Time Share Lessee, or the provision of a taxable transportation service to that Time Share Lessee using the Aircraft. Without limiting the generality of the foregoing, Time Share Lessees and the Company specifically acknowledge that all Time Share Lessees' flights will be subject to commercial air transportation excise taxes pursuant to Section 4261 of the Internal Revenue Code, regardless of whether any such flight is considered "noncommercial" under the FAR. Time Share Lessee shall remit to the Company all such Taxes together with each payment made pursuant to Section 5.
Section 7. Scheduling Flights.

7.1.
Submitting Flight Requests. Each Time Share Lessee shall submit requests for flights and proposed flight schedules to the Company as far in advance of any given flight as possible, and in any case, at least 24 hours in advance of Time Share Lessee's planned departure. Time Share Lessee shall provide the Company at least the following information for each proposed flight at least 24 hours prior to scheduled departure: departure airport; destination airport; date and time of departure; the number of anticipated passengers; the nature and extent of luggage and/or cargo to be carried; the date and time of return flight, if any; and any other information concerning the proposed flight that may be pertinent or required by the Company or the Company's flight crew or that may be required by the FAR or other Applicable Law.

7.2.
Approval of Flight Requests. Each use of an Aircraft by a Time Share Lessee will be subject to the Company's prior approval. The Company may approve or deny any flight scheduling request in the Company's sole discretion. Scheduling requests not approved in writing by 5:00 p.m. Columbus local time on the 2nd Business Day after the

FIFTH AMENDED AND RESTATED MASTER AIRCRAFT TIME SHARING AGREEMENT

request is received by the Company are deemed denied. The Company in its sole discretion may disapprove any flight request submitted by a Time Share Lessee and may determine which of the Aircraft, if any, to make available in response to the Time Share Lessee's request. The Company has final authority over the scheduling of the Aircraft, but shall use reasonable efforts to accommodate Time Share Lessee's needs for approved flight requests and to avoid conflicts in scheduling. If two or more Time Share Lessees make conflicting requests to use the Aircraft, the Company in its sole discretion may determine which, if any, of such requests to accommodate.

7.3.
Subordinated Use of Aircraft. Each Time Share Lessee's rights to schedule use of the Aircraft during the Term of this Agreement are at all times be subordinate to the Aircraft use requirements of the Company, and any parent corporation, subsidiary or affiliate of the Company (each a "Company Related Entity"). The Company and each Company Related Entity may at all times preempt any scheduled, unscheduled, and anticipated use of the Aircraft by a Time Share Lessee, notwithstanding any prior approval by the Company of the Time Share Lessee's request to schedule a flight.

7.4.
Priority Use of Aircraft. Subject to Section 7.2, Time Share Lessees' rights to schedule use of the Aircraft during the Term are at all times superior to the Aircraft use requirements of any person to whom the Company has subleased or hereafter subleases the Aircraft other than another Time Share Lessee or a Company Related Entity (any such person an "Unrelated Sublessee"), and a Time Share Lessee at all times may preempt any scheduled, unscheduled, and anticipated use of the Aircraft by any Unrelated Sublessee.

Section 8. Title and Operation.

8.1.
Title and Registration; Subordination. Owners have exclusive legal and equitable title to the Aircraft. The Company has priority leasehold possessory rights to the Aircraft pursuant to the Headlease. Each Time Share Lessee acknowledges that title to the Aircraft will remain vested in Owner. Each Time Share Lessee shall, to the extent permitted by Applicable Law, do all such further acts, deeds, assurances or things as may, (i) in the reasonable opinion of the Owner, be necessary or desirable in order to protect or preserve the Company's title to the Aircraft, and (ii) in the reasonable opinion of the Company, be necessary or desirable in order to protect or preserve the Company's rights under the Headlease. Any rights Time Share Lessee may have in or to the Aircraft by virtue of this Agreement, including Time Share Lessee's rights to use of the Aircraft, are in all respects subject and subordinate to Owner's rights and interests under the Headlease, including, without limitation, the right of Owner to take possession of the Aircraft and Engines upon the Company's default under the Headlease. To the extent requested by Owner, its successors or assigns, each Time Share Lessee shall take all action necessary to continue all right, title and interest of Owner, its successors or assigns in the Aircraft under Applicable Law against any claims of any Time Share Lessee and any persons claiming by, through or under such Time Share Lessee.

8.2.
Aircraft Maintenance and Flight Crew. The Company shall be solely responsible for maintenance, preventive maintenance and required or otherwise necessary inspections of the Aircraft, and shall take such requirements into account in scheduling the Aircraft. No period of maintenance, preventative maintenance, or inspection shall be delayed or postponed for the purpose of scheduling the Aircraft, unless said maintenance or inspection can be safely conducted at a later time in compliance with all Applicable Law, and within the sound discretion of the pilot in command.

8.3.
Flight Crews. The Company shall provide to Time Share Lessee a qualified flight crew for each flight conducted in accordance with this Agreement. The Company may, if it so chooses, elect not to hire its own pilots for any given flight hereunder, but to contract instead for pilot services from a third party vendor. Whether or not the flight crew is supplied by a third party vendor, the flight crew is under the exclusive command and control of the Company in all phases of all flights conducted hereunder.

8.4.
OPERATIONAL CONTROL. THE COMPANY SHALL HAVE AND MAINTAIN OPERATIONAL CONTROLOF THE AIRCRAFT FOR ALL FLIGHTS OPERATED UNDER THIS AGREEMENT. THE PARTIES INTEND THAT THIS AGREEMENT CONSTITUTE A "TIME SHARING AGREEMENT" AS DEFINED IN SECTION 91.501(C)(1) OF THE FAR. THE COMPANY SHALL EXERCISE EXCLUSIVE AUTHORITY OVER INITIATING, CONDUCTING, OR TERMINATING ANY FLIGHT CONDUCTED ON BEHALF OF A TIME SHARE LESSEE PURSUANT TO THIS AGREEMENT.

8.5 .
Authority of Pilot In Command. Notwithstanding that the Company shall have Operational Control of the Aircraft during any flight conducted pursuant to this Agreement, the Pilot in Command, in his or her sole discretion, may terminate any flight, refuse to commence any flight, or take any other flight-related action which in the judgment of the Pilot in Command is necessitated by considerations of safety. The Pilot in Command shall have final and complete authority to postpone or cancel any flight for any reason or condition which in his or her judgment would compromise the safety of the flight. No such action of the Pilot in Command shall create or support any liability of the Company to a Time Share Lessee for loss, injury, damage or delay.

8.6.
Force Majeure. The Company shall not be liable for delay or failure to furnish the Aircraft and flight crew pursuant to this Agreement when such failure is caused by government regulation or authority, mechanical difficulty, war, civil commotion, strikes or labor disputes, weather conditions, acts of God or other unforeseen or unanticipated

FIFTH AMENDED AND RESTATED MASTER AIRCRAFT TIME SHARING AGREEMENT

circumstances.
Section 9. Headleases; Addition or Deletion of Aircraft. The Company shall furnish a copy of any Headlease to any Time Share Lessee upon written request. Any such copy shall be deemed proprietary information belonging solely to the Company, and shall be treated as confidential by the Time Share Lessee. The Company and the Owner from time to time, in their sole discretion, may amend, modify or terminate any Headlease, or enter into one more new Headleases. Upon notice to the Time Share Lessees, the Company may in its sole discretion modify this Agreement by adding Aircraft to or deleting Aircraft from Schedule 2. The notice shall be accompanied by a copy of the revised Schedule 2, showing the effective date of the revised Schedule 2. Upon the sending of such notice, the revised Schedule 2 shall for all purposes supersede all previous editions of Schedule 2, the Term shall end as to any Aircraft that have been deleted from Schedule 2, and shall begin as to any Aircraft that have been added to Schedule 2.
Section 10. Insurance. The Company shall maintain, or cause to be maintained insurance in such amounts and against such perils and liability as is required by time to time by the Headleases, including bodily injury and property damage, liability insurance and all risks aircraft hull insurance, naming such loss payees as the Headleases may require. Further, the Company will cause each Time Share Lessee to be named as an Additional Insured on all such policies of insurance, and the Company will provide any Time Share Lessee with a Certificate of Insurance upon request.
Section 11. Use by Time Share Lessee. Each Time Share Lessee shall:

A)
Use the Aircraft solely for and on account of his or her own personal or business use, and shall not use the Aircraft for the purpose of providing transportation of passengers or cargo for compensation or hire;

B)
Refrain from incurring any mechanic's or other lien in connection with inspection, preventative maintenance, maintenance or storage of the Aircraft, whether permissible or impermissible under this Agreement;

C)
Not attempt to convey, mortgage, assign, lease, sublease, or any way alienate the Aircraft or create any kind of lien or security interest involving the Aircraft or do anything or take any action that might mature into such a lien; and

D)
Abide by and conform, during the Term, to all Applicable Laws, governmental and airport orders, rules and regulations, as shall from time to time be in effect relating in any way to the operation and use of the Aircraft by a time sharing Time Share Lessee.

Section 12. Miscellaneous.

12.1.
Notices. All notices hereunder shall be delivered by hand, sent by reputable guaranteed overnight delivery service, or sent by first-class United States mail, certified, postage prepaid, return receipt requested. Notice shall be deemed given when delivered or sent in the manner provided herein.

If to the Company:	If to Time Share Lessee:

Limited Brands Flight Department	Limited Brands Flight Department
4387 International Gateway	4387 International Gateway
Columbus, OH 43219	Columbus, OH 43219

Attention: Mr. Timothy P. Stehle
At any time, the Company may change its address for purposes of notices under this Agreement by giving notice to the Time Share Lessees as set forth in this Section 12.1, and any Time Share Lessee may change its address for purposes of notices under this Agreement by giving notice to the Company as set forth in this Section 12.1.
12.2. No Waiver. No purported waiver by either party of any default by the other party of any term or provision contained herein shall be deemed to be a waiver of such term or provision unless the waiver is in writing and signed by the waiting party. No such waiver shall in any event be deemed a waiver of any subsequent default under the same or any other term or provision contained herein.
12.3. Entire Agreement. This Agreement sets forth the entire understanding between the parties concerning the subject matter of this Agreement and incorporates all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein. No representation or warranty has been made by or on behalf of any party (or any officer, director, employee or agent thereof) to induce any other party to enter into this Agreement or to abide by or consummate any transaction contemplated by any terms of this Agreement, except representations and warranties, if any, expressly set forth herein. No alteration, amendment, change or addition to this Agreement shall be binding upon either party unless in writing and signed by the party to be charged. Whenever in this Agreement any

FIFTH AMENDED AND RESTATED MASTER AIRCRAFT TIME SHARING AGREEMENT

printed portion has been stricken out, whether or not any relative provision has been added, this Agreement shall be construed as if the material so stricken was never included herein and no inference shall be drawn from the material so stricken out which would be inconsistent in any way with the construction or interpretation which would be appropriate if such material were never contained herein.

12.4.
No Agency or Partnership. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture.

12.5.
Successors and Assigns. Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, and except as otherwise specifically provided in this Agreement, their respective successors and assigns, provided, however, that neither this Agreement, nor any rights herein granted may be assigned, transferred or encumbered by any party. Any purported or attempted transfer or assignment by either party without the written consent of the other shall be void and of no effect; provided, however, that the rights and obligations of the Company may be assigned without the consent of the Time Share Lessees to any assignee of the Company's rights and obligations under the Headlease.

12.6.
Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

12.7.
Joint Preparation. This Agreement is to be deemed to have been prepared jointly by the parties hereto, and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of rules of interpretation for arm's-length agreements.

12.8.
Captions; Recitals. The captions and section numbers appearing this Agreement are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Agreement. The Recitals at the beginning of this Agreement are intended to give an understanding of the factual background that led the parties to enter into this Agreement. The Recitals are not intended to be warranties, representations, covenants, or otherwise contractually binding.

12.9.
Prohibited or Unenforceable Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibitions or unenforceability in any jurisdiction. To the extent permitted by applicable law, each of the Company and Time Share Lessee hereby waives any provision of applicable law which renders any provision hereof prohibited or unenforceable in any respect.

12.10. Governing Law. The laws of the State of Ohio, without giving effect to principles of conflicts of law, govern all matters arising under this Agreement, including all tort claims.
12.11. Counterparts. This Agreement may be executed in several counterparts, and/or by execution of counterpart signature pages which may be attached to one or more counterparts, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or to the same counterpart. In addition, any counterpart signature page may be executed by any party wherever that party is located, and may be delivered by telephone facsimile transmission, and any such facsimile transmitted signature page may be attached to one or more counterparts of this Agreement, and such faxed signature(s) shall have the same force and effect, and be as binding, as original signatures executed and delivered in person.
12.12. Manual Signatures Required. Any acceptance, signature, execution or validation of this Agreement or any written communication or written notice required hereunder, shall be manually signed and delivered by hard copy or by facsimile (whether telephonic or computer generated facsimiles such as, but not limited to, jpg, PDF or tagged image files). No purported offer, acceptance, or contract, amendment, or binding agreement in connection with this transaction shall be made by automated agent, electronic agent, electronic mail, electronic signature, telephonic voice mail, sound recording, or other electronic means of any kind, all as such terms are defined in the Uniform Electronic Transactions Act ("UETA", Ohio Revised Code Chapter 1306), the Electronic Signatures in Global and National Commerce Act ("ESIGN", 15 U.S. Code Sections 7001 et seq.), or any similar state or federal legislation. This Section is intended as an express disclaimer of intent, and an express refusal, under UETA and ESIGN to conduct this transaction by electronic means. This Section cannot be waived except by manually signed, written consent of both parties.

FIFTH AMENDED AND RESTATED MASTER AIRCRAFT TIME SHARING AGREEMENT

Section 13. Amendments, Addenda, Supplements, Schedules and Exhibits.

13.1
Amendments, Addenda, and Supplements. Each Time Share Lessee (including every person who later becomes a Time Share Lessee) authorizes the Company at any time, and from time to time, to do any or all of the following in the name of, and on behalf of, the Time Share Lessee, which authorization and power is coupled with an interest and shall be irrevocable:

13.1.1. Execute and deliver any document (including amendments, addenda or supplements to this Agreement) evidencing:
(i)    The addition of any person or persons as Time Share Lessee;
(ii)    The cessation of the term of this Agreement as to any person or persons as Time Share Lessee; or
(iii)    The addition, withdrawal or substitution of any of the Aircraft.
13.1.2. File any such document with the FAA and/or such other governmental agencies or offices as the Company shall judge to be necessary or desirable.

13.2	Schedules and Exhibits. Each schedule or exhibit that is referred to in and attached to this Agreement is incorporated in this Agreement by reference.
Section 14. DISCLAIMER. THE AIRCRAFT IS BEING SUBLEASED BY THE OPERATOR TO THE TIME SHARE LESSEES HEREUNDER ON A COMPLETELY "AS IS, WHERE IS," BASIS, WHICH IS ACKNOWLEDGED AND AGREED TO BY THE TIME SHARE LESSEES. THE WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AND THE COMPANY HAS NOT MADE AND SHALL NOT BE CONSIDERED OR DEEMED TO HAVE MADE (WHETHER BY VIRTUE OF HAVING SUBLEASED THE AIRCRAFT UNDER THIS AGREEMENT, OR HAVING ACQUIRED THE AIRCRAFT, OR HAVING DONE OR FAILED TO DO ANY ACT, OR HAVING ACQUIRED OR FAILED TO ACQUIRE ANY STATUS UNDER OR IN RELATION TO THIS AGREEMENT OR OTHERWISE) ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE AIRCRAFT OR TO ANY PART THEREOF, AND SPECIFICALLY, WITHOUT LIMITATION, IN THIS RESPECT DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE TITLE, AIRWORTHINESS, VALUE, CONDITION, DESIGN, MERCHANTABILITY, COMPLIANCE WITH SPECIFICATIONS, CONSTRUCTION AND CONDITION OF THE AIRCRAFT, OR FITNESS FOR A PARTICULAR USE OF THE AIRCRAFT AND AS TO THE ABSENCE OF LATENT AND OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND AS TO THE ABSENCE OF ANY INFRINGEMENT OR THE LIKE, HEREUNDER OF ANY PATENT, TRADEMARK OR COPYRIGHT, AND AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP OF THE AIRCRAFT OR ANY PART THEREOF OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY ARISING FROM A COURSE OF PERFORMANCE OR DEALING OR USAGE OF TRADE), WITH RESPECT TO THE AIRCRAFT OR ANY PART THEREOF. EACH TIME SHARE LESSEE HEREBY WAIVES, RELEASES, DISCLAIMS AND RENOUNCES ALL EXPECTATION OF OR RELIANCE UPON ANY SUCH AND OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF THE COMPANY AND RIGHTS, CLAIMS AND REMEDIES OF TIME SHARE LESSEE AGAINST THE COMPANY, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO (I) ANY IMPLIED WARRANTY OF MERCHANTABILITY OF FITNESS FOR ANY PARTICULAR USE, (II) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, (III) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF THE COMPANY, ACTUAL OR IMPUTED, AND (IV) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, FOR LOSS OF USE, REVENUE OR PROFIT WITH RESPECT TO THE AIRCRAFT, OR FOR ANY OTHER DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.
Section 15. Truth In Leasing Disclosures. WITHIN THE TWELVE (12) MONTH PERIOD PRECEDING THE DATE OF THIS AGREEMENT, EXCEPT TO THE EXTENT AN AIRCRAFT IS LESS THAN TWELVE (12) MONTHS OLD, THE AIRCRAFT HAVE BEEN INSPECTED AND MAINTAINED IN ACCORDANCE WITH THE FOLLOWING PROVISIONS OF TITLE 14 OF THE CODE OF FEDERAL REGULATIONS (SAID TITLE 14 HEREINAFTER REFERRED TO AS THE "FEDERAL AVIATION REGULATIONS" OR THE "FAR"): 91.409 (f) (3): A current inspection program recommended by the manufacturer.
THE PARTIES HERETO CERTIFY THAT DURING THE TERM OF THIS AGREEMENT AND FOR ALL OPERATIONS CONDUCTED HEREUNDER, THE AIRCRAFT WILL BE MAINTAINED AND INSPECTED IN ACCORDANCE WITH THE PROVISIONS OF FAR 91.409 (f) (3).

FIFTH AMENDED AND RESTATED MASTER AIRCRAFT TIME SHARING AGREEMENT

THE COMPANY SHALL HAVE AND RETAIN OPERATIONAL CONTROL OF THE AIRCRAFT DURING ALL OPERATIONS CONDUCTED PURSUANT TO THIS LEASE. EACH PARTY HERETO CERTIFIES THAT IT UNDERSTANDS THE EXTENT OF ITS RESPONSIBILITIES, SET FORTH HEREIN, FOR COMPLIANCE WITH APPLICABLE FEDERAL AVIATION REGULATIONS.
AN EXPLANATION OF FACTORS BEARING ON OPERATIONAL CONTROL AND PERTINENT FEDERAL AVIATION REGULATIONS CAN BE OBTAINED FROM THE NEAREST FEDERAL AVIATION ADMINISTRATION FLIGHT STANDARDS DISTRICT OFFICE.
THE PARTIES HERETO CERTIFY THAT A TRUE COPY OF THIS AGREEMENT SHALL BE CARRIED ON THE AIRCRAFT AT ALL TIMES, AND SHALL BE MADE AVAILABLE FOR INSPECTION UPON REQUEST BY AN APPROPRIATELY CONSTITUTED AND IDENTIFIED REPRESENTATIVE OF THE ADMINISTRATOR OF THE FAA.